Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Cycurion Inc. of our report dated October 28, 2026 with respect to our audits of the balance sheets of Secuvant LLC as of December 31, 2025 and 2024, and the related income statements, changes in members’ deficit , and cash flows and the related notes and schedules (collectively referred to as the “financial statements”) for each of the years ended December 31, 2025 and 2024.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as “Experts” in matters of accounting.

San Mateo, California	WWC, P.C.
October 28, 2026	Certified Public Accountants
PCAOB ID: 1171